Exhibit 99.1

PRESS RELEASE

Contact Information

Raining Data Corporation

17500 Cartwright Rd.

Irvine, CA 92614-5846

Brian C. Bezdek, Chief Financial Officer

Phone:  (949) 442-4400

Fax:      (949) 250-8187

brian.bezdek@rainingdata.com

RAINING DATA CORPORATION ANNOUNCES
FOURTH QUARTER AND FISCAL YEAR END
MARCH 31, 2004 RESULTS

IRVINE, CA.- June 22, 2004

•                  Fiscal Year over Year Revenue Increase of 6%

•                  Operating Cash Flow Improvement of $1.4 million Year over Year

•                  Cash Balance increased by 47% Year over Year to $7.8 million

•                  Fourth Quarter EBITDA of 17% of Revenue

Raining Data Corporation (Nasdaq: RDTA) today announced financial results for the fourth quarter and full fiscal year ended March 31, 2004.  Revenue for the fourth quarter was $5.7 million and for the fiscal year was $22.3 million, representing a 6% year over year increase from $21.0 million for the prior fiscal year.  Loss per share for the year improved to $0.07 for the year ended March 31, 2004 as compared to a loss per share of $0.19 in the prior year.

Cash balances increased $2.5 million or 47% to $7.8 million at March 31, 2004 from $5.3 million at March 31, 2003 and increased during the quarter by $2.1 million from $5.7 million at December 31, 2003. Cash flow from operating activities improved to $2.3 million for the year ended March 31, 2004 from $0.9 million in the prior fiscal year.

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) for the quarter and fiscal year ended March 31, 2004 was $1.0 million and $3.0 million, or 17% and 13% of revenue, respectively, as compared to $1.1 million and $3.2 million, or 18% and 15% of revenue, respectively, for the same periods in the prior year. The Company computes EBITDA, as reflected in the table appearing at the end of this press release, by adding depreciation, intangible and non-goodwill amortization and non-cash stock-based compensation expense to its GAAP reported operating income (loss).

“Once again the results for the fourth quarter show the consistency of our operations as demonstrated throughout the fiscal year,” said Carlton H. Baab, President and CEO.  “Through a focus on efficient operations and spending, the Company has continued to strengthen its cash position and balance sheet each quarter while continuing our strategic investments in R&D and market development.  We remain focused on meeting our existing customer’s needs and developing markets for our products,” added Baab.

About Raining Data

Raining Data Corporation (Nasdaq: RDTA), headquartered in Irvine, California, has been providing reliable data management and rapid application deployment solutions for developers of database applications for more than two decades.  Raining Data’s flagship products include: 1) high-performance TigerLogic™ XML Data Management Server (XDMS), which provides flexible, scalable and extensible storage and retrieval of critical business data across a variety of structured and unstructured information sources, delivering mid-tier scalability and transactional integrity of enterprise databases as well as dynamic extensibility and ease of use, mostly found in repositories and file systems; 2) D3®, mvEnterprise® and mvBase® family of powerful Pick® based hierarchical multi-dimensional database management systems that are the choice of more than a thousand application developers worldwide; 3) the Pick Data Provider for .NETTM which allows D3, UniData® and UniVerse® database platform users to take advantage of the .Net Framework by utilizing Microsoft Visual Studio® .Net by serving as a bridge between an application and the data source; and 4) Omnis Studio®, a powerful, cross-platform, object-oriented RAD tool for developing sophisticated thick-client, Web-client or ultra thin-client database applications.

The Raining Data customer installed base includes more than 500,000 active users, representing over 20,000 customer sites worldwide with a significant base of diverse vertical applications.  With approximately 150 employees in four countries, the company has an extensive distribution channel, 24x7 customer support and a strong international presence.  More information about Raining Data Corporation and its products can be found at www.rainingdata.com .

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Except for the historical statements contained herein, the foregoing release contains forward-looking statements, including statements regarding the Company’s future financial performance.  These forward-looking statements are subject to risks and uncertainties, and actual results could differ materially due to several factors, including but not limited to the success of the Company’s research and development efforts to develop new products and to penetrate new markets, the market acceptance of the Company’s new products and updates, technical risks related to such products and updates, the Company’s ability to maintain market share for its existing products, the availability of adequate liquidity and other risks and uncertainties.  Please consult the various reports and documents filed by Raining Data Corporation with the U.S. Securities and Exchange Commission, including but not limited to the Company’s most recent reports on Form 10-KSB and Form 10-QSB for factors potentially affecting the Company’s future financial results. All forward-looking statements are made as of the date hereof and the Company disclaims any responsibility to update or revise any forward-looking statement provided in this news release. The Company’s results for the quarter and year ended March 31, 2004 are not necessarily indicative of the Company’s operating results for any future periods.

Raining Data, Pick, mvDesigner, D3, mvEnterprise, mvBase, Omnis and Omnis Studio are registered trademarks and TigerLogic is a trademark of Raining Data Corporation. Microsoft and Visual Studio are registered trademarks and ..NET is a trademark of the Microsoft Corporation. UniData and UniVerse are registered trademarks of International Business Machines Corporation.  All other trademarks and registered trademarks are properties of their respective owners.

RAINING DATA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2004	March 31, 2003
	(In thousands, except per share data)
ASSETS
Current assets
Cash and equivalents	$7,783	$5,279
Trade accounts receivable, less allowance for doubtful accounts of $252 in 2004 and $287 in 2003	1,865	2,162
Other current assets	390	318
Total current assets	10,038	7,759

Property, furniture and equipment-net	795	930

Intangible assets, less accumulated amortization of $8,667 in 2004 and $6,067 in 2003	1,733	4,333
Goodwill, less accumulated amortization of $13,702 in 2004 and 2003	27,684	27,684
Other assets	201	258
Total assets	$40,451	$40,964

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$242	$600
Accrued liabilities	2,257	2,992
Deferred revenue	5,006	5,082
Notes payable	38	321
Total current liabilities	7,543	8,995

Long-term debt, net of discount and excluding current portion	23,117	21,932
Total liabilities	30,660	30,927

Commitments and contingencies

Stockholders’ equity
Series A convertible preferred stock: $1.00 par value; 300,000 shares authorized, issued and outstanding	300	300
Common stock: $0.10 par value; 60,000,000 shares authorized; 18,403,141 and 17,946,842 issued and outstanding as of March 31, 2004 and 2003 respectively	1,840	1,795
Additional paid-in capital	95,418	94,919
Deferred stock-based compensation	(41)	(145)
Accumulated other comprehensive Income	1,509	1,050
Accumulated deficit	(89,235)	(87,882)
Total stockholders’ equity	9,791	10,037
Total liabilities and stockholders’ equity	$40,451	$40,964

RAINING DATA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the three months ended March 31,		For the years ended March 31,
	2004	2003	2004	2003

Net revenue
License	$2,555	$3,066	$9,819	$9,932
Service	3,181	2,989	12,478	11,074
Total net revenue	5,736	6,055	22,297	21,006

Costs of revenue
Cost of license revenue	93	174	415	351
Cost of service revenue	584	560	2,174	2,103
Total cost of revenue	677	734	2,589	2,454

Gross profit	5,059	5,321	19,708	18,552

Operating expenses
Selling and marketing	1,391	1,359	5,727	4,628
Research and development	1,947	1,890	7,553	6,534
General and administrative	832	1,038	3,769	4,466
Amortization and depreciation	—	—	—	—
Stock-based compensation	76	(3)	247	351
Amortization of intangibles	650	650	2,600	2,600
Total operating expenses	4,896	4,934	19,896	18,579

Operating income (loss)	163	387	(188)	(27)

Other expense
Interest expense-net	(307)	(489)	(1,215)	(3,409)
Other income (expense)-net	(2)	3	19	47
Loss before taxes	(146)	(99)	(1,384)	(3,389)
Provision for taxes	31	(30)	31	(30)
Net loss	$(115)	$(129)	$(1,353)	$(3,419)

Basic and diluted net loss per share	$(0.01)	$(0.01)	$(0.07)	$(0.19)

Weighted average number of common shares outstanding	18,134	17,914	18,139	17,804

RAINING DATA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED MARCH 31,

	2004	2003
	(In thousands)

Cash flows from operating activities:
Net loss	$(1,353)	$(3,419)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization of long-lived assets	2,935	2,917
Note discount amortization	83	1,609
Amortization of deferred stock-based compensation	247	351
Change in assets and liabilities:
Trade accounts receivable	494	(169)
Other current and non-current assets	(97)	(115)
Accounts payable and accrued liabilities	188	(1,023)
Deferred revenue	(169)	738
Net cash provided by operating activities	2,328	889

Cash flows from investing activities:
Purchase of property, furniture and equipment-net	(29)	(410)
Settlement of post-retirement benefit obligations acquired, net of tax	—	150
Net cash used for investing activities	(29)	(260)

Cash flows from financing activities:
Proceeds from exercise of stock options and warrants	216	2
Proceeds from issuance of common stock	186	89
Repayment of debt	(321)	(51)
Net cash provided by financing activities	81	40

Effect of exchange rate changes on cash	124	110

Net increase in cash and equivalents	2,504	779

Cash and equivalents at beginning of period	5,279	4,500
Cash and equivalents at end of period	$7,783	$5,279

RAINING DATA CORPORATION AND SUBSIDIARIES

EBITDA CALCULATIONS

(Unaudited, in thousands)

	For the three months ended March 31,		For the year ended March 31,
	2004	2003	2004	2003
Reported net loss	$(115)	$(129)	$(1,353)	$(3,419)
Depreciation and non-goodwill amortization	72	37	335	317
Stock-based compensation	76	(3)	247	351
Goodwill and intangible amortization	650	650	2,600	2,600
Interest expense-net	307	489	1,215	3,409
Other (income) expense-net	2	(3)	(19)	(47)
Provision for income taxes	(31)	30	(31)	30
EBITDA	$961	$1,071	$2,994	$3,241

EBITDA does not represent funds available for management’s discretionary use and is not intended to represent cash flow from operations. EBITDA should not be construed as a substitute for net loss or as a better measure of liquidity than cash flow from operating activities, which is determined in accordance with generally accepted accounting principles (“GAAP”). EBITDA excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA is not a term defined by GAAP and as a result our measure of EBITDA might not be comparable to similarly titled measures used by other companies.

However, the Company believes that EBITDA is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry. Accordingly, the Company is disclosing this information to permit a more comprehensive analysis of its operating performance, to provide an additional measure of performance and liquidity and to provide additional information with respect to the Company’s ability to meet future debt service, capital expenditure and working capital requirements.

The Company’s EBITDA financial information is also comparable to cash provided by operating activities.  The table below reconciles EBITDA to the GAAP disclosure of net cash provided by operating activities:

RAINING DATA CORPORATION AND SUBSIDIARIES

RECONCILIATION OF EBITDA TO NET CASH PROVIDED BY OPERATING ACTIVITIES

(Unaudited, in thousands)

	For the year ended March 31,
	2004	2003

Net cash provided by operating activities	$2,328	$889

Interest expense-net	1,215	3,409
Other income-net	(19)	(47)
Provision for taxes	(31)	30
Change in accounts receivable	(494)	169
Change in other assets	97	115
Change in accounts payable and accrued liabilities	(188)	1,023
Change in deferred revenue	169	(738)
Note discount amortization	(83)	(1,609)

EBITDA	$2,994	$3,241